--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  FORM 10-KSB

         (X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996
                                       OR
       ( )  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

             For the transition period from           to

                         COMMISSION FILE NUMBER 0-20047

                            ROYALE INVESTMENTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   MINNESOTA                                       41-1691930
         (State or Other Jurisdiction                             (IRS Employer
               of Incorporation)                               Identification No.)

    3430 LIST PLACE, MINNEAPOLIS, MINNESOTA                           55416
   (Address of principal executive offices)                        (Zip Code)

        Registrant's telephone number, including area code: 612/920-4078
                            ------------------------

        Securities registered pursuant to Section 12(b) of the Act: NONE

          Securities registered pursuant to Section 12(g) of the Act:
                          COMMON STOCK, .01 PAR VALUE

    Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days. Yes /X/   No / /

    Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. /X/

    State issuer's revenues for its most recent fiscal year: $2,509,548

    State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and ask prices of such stock, as of a specified date within 60 days. (SEE definition of affiliate in Rule 12b-2 of the Exchange Act): $7,100,000 AS OF MARCH 14, 1997

                     (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

    State the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date: 1,420,000 SHARES OF COMMON STOCK AS OF MARCH 14, 1997

                      DOCUMENTS INCORPORATED BY REFERENCE

    If the following documents are incorporated by reference, briefly describe them and identify the part of the Form 10-KSB (e.g., Part I, Part II, etc.) into which the document is incorporated: (1) any annual report to security holders;
(2) any proxy or information statement; and (3) any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes (e. g., annual report to securities holders for fiscal year ended December 24, 1990).

           1. PART III--DEFINITIVE PROXY STATEMENT TO BE FILED WITHIN
                         120 DAYS OF DECEMBER 31, 1996.

    Transitional Small Business Disclosure Format (check one) Yes / /   No /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

    GENERAL

    Royale Investments, Inc. (the "Company") was incorporated on February 19, 1988 to become an infinite-life real estate investment trust ("REIT") for the purpose of acquiring, leasing and managing income-producing commercial real estate properties. This format provides its shareholders an opportunity to participate in the benefits of real estate ownership under professional management, while enjoying the liquidity of publicly-traded securities. The Company currently owns seven properties located in Minnesota, Indiana, Wisconsin, Illinois and North Dakota. The leases are triple net, whereby the tenant is responsible for all costs and expenses of ownership, including roof and structure repairs and maintenance. Three of the stores are leased to and operated by a subsidiary of Fleming Companies, Inc. ("Fleming"), two are leased to and operated by Nash Finch Company ("Nash Finch"), and two are leased to and operated by franchisees of SUPERVALU INC. ("Supervalu")

    The Company has operated and will continue to operate as a REIT under Sections 856 through 860 of the Internal Revenue Code. Under such provisions, the Company must distribute at least 95% of its taxable income to its shareholders and meet certain other asset and income tests. As a REIT, the Company generally is not subject to federal income tax.

    The Company has no employees. Subject to the supervision of the Company's Board of Directors, the business of the Company is managed by Crown Advisors, Inc. (the "Advisor"), which provides investment advisory and administrative services to the Company and is owned by John Parsinen and Vernon R. Beck, officers and directors of the Company. In addition, the Advisor serves as the Company's consultant in connection with policy decisions and renders other services delegated to it by the Board of Directors. As of December 31, 1996, the Advisor employed three persons.

    The Company does not maintain or pay for any office space.The Company's offices are located at the offices of the Advisor and are paid for by the Advisor. However, the advisory agreement between the Advisor and the Company provides that the Company pay a reasonable allocation of the Advisor's rent necessary for the officers, directors and agents of the Company to conduct business in the offices of the Advisor. There is no assurance that the Advisor will not allocate some portion of its rent to the Company in the future.

    INVESTMENT STRATEGY

    The Company's objectives are to acquire, own and manage a portfolio of commercial retail property which will provide steady cash flow and potential for long-term capital appreciation. The Company will hold its properties until it determines that the sale or other disposition of the properties is advantageous. The Company intends to continue its current strategy of acquiring free-standing retail properties under long-term leases to creditworthy national or regional tenants. Management believes that the Company's real estate portfolio will benefit from the stability offered by long-term net leased properties. The Company may consider real estate interests other than in the food or food-related distribution business, other than long-term net leased properties, and other opportunities as may be determined by the Board of Directors to be consistent with general investment objectives, including, but not limited to, enhancing shareholder value and cash flow.

    FINANCING POLICIES

    The Company may incur indebtedness on a secured or unsecured basis.The Board of Directors periodically reviews the Company's borrowings for reasonableness in relation to the net assets of the

Company. The Company may, from time to time, negotiate lines of credit or arrange for other short-term or long-term borrowings from commercial lenders or from public offerings or institutional investors. Where advisable, the Company may invest in properties subject to leases, existing loans, mortgages, deeds of trust or similar liens. The Company may also obtain other mortgage financing for unleveraged properties in which it has invested or may refinance properties acquired on a leveraged basis. The only limitations to incurring additional indebtedness is the requirement that additional financing be approved by a majority of the directors, including a majority of the independent directors, and a provision in the Bylaws of the Company limiting aggregate indebtedness to 300% of the book value of the gross tangible assets of the Company before deduction for depreciation and non-cash reserves.

    POTENTIAL ENVIRONMENTAL LIABILITIES

    Under various federal, state and local laws and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. As an owner of its properties, the Company may be liable for remediation costs, even though the Company's tenants are responsible for such costs under the leases.

    The Company has obtained Phase I environmental assessments on all of its properties, which are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed properties and surrounding properties. The Phase I assessments include a historical review, a public records review, a preliminary investigation of the site and surrounding properties, screening for the presence of asbestos, polychlorinated biphenyls ("PCBs") and underground storage tanks and the preparation and issuance of a written report, but do not include soil sampling or subsurface investigations.

    The Phase I assessments have not revealed any environmental liability that the Company believes would have a material adverse affect on the Company's business, assets or results of operations, nor is the Company aware of any such liability. Nevertheless, it is possible that these assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Company's properties will not be affected by tenants and occupants, by the condition of properties in the vicinity (such as the presence of underground storage tanks) or by third parties unrelated to the Company.

    The Company believes that its properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority, or is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with its properties.

    COMPETITION

    The Company will compete within its geographic areas of operation for acquisition, development and financing of properties with a wide variety of investors, including syndicators, insurance companies, pension funds, corporate and individual real estate developers, and other real estate investors which have investment objectives similar to those of the Company.

    Competitive factors in the real estate industry will be heightened for the Company because of a lack of investment diversification of its assets. Because the Company currently owns only seven properties, the risk of material loss to the Company on a tenant's default is greater than it would be if the Company had a more diverse portfolio of properties.

    Moreover, the Company will be relying upon the expertise of tenants to ensure that properties are operated profitably. There is no assurance that any property will be operated profitably.

ITEM 2. DESCRIPTION OF PROPERTY

    The Company owns seven properties located in the central United States, and leases the properties to operators of supermarkets under long-term operating lease agreements. The leases have initial terms of 15 to 20 years. As of December 31, 1996, the average remaining lease term was approximately 15 years. All of the properties are leased under net leases where the tenant typically will bear responsibility for substantially all property costs and expenses associated with operations and maintenance, including real estate taxes. The leases provide for annual base rental payments (payable in monthly installments) ranging from $168,300 to $548,200. The leases also provide for contractual increases in annual rent, and have renewal options of 4 to 8 five-year periods, subject to substantially the same terms and conditions as the initial lease.

    Substantially all of the Company's income is derived from rental payments received from its tenants. The table below sets forth certain information concerning the Company's properties as of December 31, 1996.

                                                                                   STRAIGHT
                                           GROSS                                     LINE      ANNUAL REAL
                                         LEASABLE                PERCENT OF         ANNUAL       ESTATE         LEASE
LOCATION                                AREA (GLA)                TOTAL GLA       BASE RENT       TAXES      EXPIRATION
-----------------------------  -----------------------------  -----------------  ------------  -----------  -------------
Plymouth, MN.................  67,650 sq ft                              19%      $  522,813    $ 213,036          2006
Indianapolis, IN.............  67,541                                    19%         548,196      102,300          2011
Peru, IL.....................  44,300                                    13%         347,112       21,269          2014
Minot, ND....................  46,000                                    13%         316,272       53,291          2014
Glendale, WI.................  36,000                                    10%         177,984       64,244          2010
Oconomowac, WI...............  40,000                                    11%         264,798       49,985          2014
Delafield, WI................  52,800                                    15%         330,564       68,791          2014

    The Minnesota and Indiana locations are operated by franchisees of SUPERVALU INC. under the Cub Foods name. Supervalu is one of the nation's leading food distribution companies and is engaged primarily in the business of selling food and other products at wholesale to independently owned supermarkets. It is also the 14th largest food retailer in the United States, based on sales. Supervalu's common stock is traded on the New York Stock Exchange.

    The Minnesota property is leased to Innsbruck Investments, Inc., and is personally guaranteed by certain principals of the tenant. The Indiana property was leased to Goldmark, Inc. until April 1996, when the Company approved a transfer of Goldmark's interest as tenant to Wigest Corporation, an Indiana corporation. Supervalu has guaranteed the obligations of each of the tenants for a period of ten years, commencing June 25, 1992, up to $3.5 million in aggregate. The Supervalu guaranty may be used on either or both of the properties. In consideration of this guaranty, the Company has agreed to pay Supervalu an annual fee of 1% of the unused portion of the guaranty. As an inducement to allow the Indiana lease transfer, Wigest Corporation has agreed to pay one-half of this fee effective April 16, 1996.

    The Company and Supervalu have executed a companion lease in order to enable Supervalu to control either of the properties upon a tenant default. The companion lease for each property is on substantially the same terms as each of the leases, and will allow (but not require) Supervalu to take over the operation of the property upon a default by one or both of the tenants.

    The three Wisconsin properties are leased by Fleming Companies, Inc., the largest food distributor in the United States. As of year end 1996, Fleming served over 2,900 retail food stores in 36 states. In addition, Fleming provides support services to retail customers and operates retail food stores under the names Piggly Wiggly, Thriftway and Sentry. Fleming's common stock is traded on the New York Stock Exchange.

    The properties located in Illinois and North Dakota are operated by Nash Finch Company. Nash Finch is a Minnesota-based company engaged principally in the wholesale and retail distribution of food and non-food products typically found in supermarkets. Nash Finch is the third largest public grocery wholesaler in the country. On a wholesale basis, Nash Finch supplies products to approximately 1,400 supermarkets, military bases and other customers in approximately 30 states. Nash Finch also operates conventional supermarkets, principally under the names Sun Mart, Econofoods, Family Thrift Center, Food Folks and Easter's. Nash Finch's common stock is traded on the NASDAQ National Market System.

    The federal tax basis of all of the Company's properties is the same as the basis for financial statement purposes. All tax depreciation is computed by the straight line method. Buildings have depreciable lives of from 31.5 to 40 years. Building improvements, which include landscaping, parking lots, etc., have depreciable lives of 15 to 20 years.

    In the opinion of Company's management, the real estate owned by the Company is adequately covered by insurance. The Company does not anticipate the need to renovate any of the properties in the foreseeable future.

    MORTGAGE DEBT. See note 5 to the financial statements for a detailed description of the terms of the mortgages.

ITEM 3. LEGAL PROCEEDINGS

    During 1996, the Company was not a party to any legal proceedings.

ITEM 4. SUBMISSIONS OF MATTERS TO A VOTE OF SECURITY HOLDERS

    There were no matters submitted to a vote of security holders during the Company's fourth quarter.

                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol RLIN. The following table sets forth the range of the high and low last reported sale prices as reported by Nasdaq. The quotations shown represent interdealer prices without adjustment for retail markups, markdowns or commission, and may not reflect actual transactions.

1995                                                                                                   LOW       HIGH
--------------------------------------------------------------------------------------------------  ---------  ---------
First Quarter.....................................................................................      5 1/4      7 1/4
Second Quarter....................................................................................      4 3/4      5 5/8
Third Quarter.....................................................................................          5      6 3/8
Fourth Quarter....................................................................................      4 3/4          6

1996                                                                                                   LOW       HIGH
--------------------------------------------------------------------------------------------------  ---------  ---------
First Quarter.....................................................................................      4 3/4      5 3/8
Second Quarter....................................................................................      4 7/8      5 3/4
Third Quarter.....................................................................................      5 1/8      5 3/4
Fourth Quarter....................................................................................      4 3/4      5 1/2

    On March 14, 1997, the last sale price for the Common Stock, as reported by Nasdaq, was $5.00 per share. As of March 14, 1997, there were approximately 275 record holders of the Common Stock. The Company estimates that there are approximately 1,200 beneficial holders of the Common Stock.

    CASH DIVIDENDS

    In 1996 and 1995, the Company declared quarterly dividends of $.125 per share for each of the four fiscal quarters. The Company's ability to pay dividends in the future will be dependent upon cash flow generated from lease payments received by the Company and cash generated from financing transactions, as well as limitations imposed by applicable state laws. The Company's dividend policy is determined by the Company's Board of Directors based upon the yield available for similar securities, cash available to the Company and cash required by the Company to meet anticipated requirements to purchase additional properties. In early 1995, the Company established a dividend policy of basing future distributions on funds from operations. It is expected that the Company will pay out aggregate dividends in 1997 of $.50 per share, if no additional properties are purchased.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    OVERVIEW

    The Company was founded in 1988, but did not conduct any operations until February 1990. On December 31, 1991, the Company closed its initial public offering of Common Stock. On June 25, 1992, the Company acquired two properties from Supervalu. On June 30, 1993, the Company sold additional shares of Common Stock in a public offering. During 1993 and 1994, the Company purchased three properties from Fleming and two from Nash Finch.

    RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED DECEMBER 1996 AND 1995

    In 1996, rental revenue increased by $41,230 to $2,477,412 from $2,436,182 in 1995, due to a contractual increase in two of the properties, as explained in the following paragraph. Since 1995 was the first year in which all of the Company's properties were leased for an entire year, rental revenue increased by $397,672 to $2,436,182 from $2,038,510 in 1994. Projected rental revenue for 1997 is approximately $2,500,000.

    Rent on the Company's Minnesota and Indiana properties is fixed for the term of the leases, but is adjusted every five years by 50% of the increase in the "Food-at-Home" component of the Consumer Price Index up to a maximum of 10% for any five-year period. In March 1996, rent on the Minnesota property increased approximately 6%, and in November 1996, rent on the Indiana property increased approximately 8%. Remaining leases are for initial terms of seventeen to twenty years, and the rents due under these leases adjust upward every five years based upon a negotiated minimum rate or a percentage of sales, whichever is greater. The principal expenses of the Company will be mortgage interest and depreciation, and the leases are structured to provide sufficient rents to allow the Company to service the debt and pay other operating costs of the leased premises, including advisory fees. If rent is not paid as provided in the leases, the Company may be unable to meet its mortgage or other payments.

    Interest income decreased in 1996 by approximately $16,000 due to a reduction in cash and marketable securities. Interest income for 1995 decreased to $48,467 from $216,726 in 1994. The decrease was the result of construction period interest received on the Oconomowac and Delafield purchases during 1994, which was no longer applicable in 1995.

    All operating expenses relating to the Company's properties, such as utilities, property taxes, repairs and maintenance and insurance, are the responsibility of the Company's tenants. Accordingly, the Company did not incur any material costs for these expenses in 1996 or 1995. Operation and management expenses consist mainly of fees paid to Crown Advisors, Inc., the Company's advisor and affiliate. The contractual fee was $250,274 in both 1996 and 1995, as compared to $510,964 in 1994. The higher amount in 1994 was the result of acquisition fees paid on properties acquired in that year. General and administrative expenses consist primarily of professional fees, travel expense and state income taxes. These expenses increased to $42,505 in 1996 from $34,595 in 1995 and $34,874 in 1994.

    Mortgage interest expense decreased to $1,246,386 in 1996 from $1,266,506 in 1995, due to a reduction in mortgage principal of approximately $257,000 during the year. Mortgage interest expense increased in 1995 from $1,098,030 in 1994. This increase in expense resulted from additional mortgages obtained to purchase additional properties in 1994. Correspondingly, depreciation expense increased from $467,298 in 1994 to $554,428 in 1995 and 1996.

    Net income for 1996 was $293,046, an increase of $20,873 from 1995. This increase was mostly due to additional revenues of $25,000 and reduced interest expense of $20,000, offset by a $22,000 charge to operations for an unsuccessful attempt to raise capital and acquire additional properties. Net income for 1995 was $272,173, a decrease of $28,742 from 1994. Although total revenue increased by approximately $230,000 in 1995, interest and depreciation expense increased by approximately $260,000, resulting in a decrease in net income.

    FUNDS FROM OPERATIONS

    The Company believes that to facilitate a clear understanding of its operating results, funds from operations ("FFO") should be examined in conjunction with net income. FFO are generally considered by industry analysts to be the most appropriate measure of performance by a real estate investment trust. Although there are variations in the REIT industry as to how funds from operations are calculated, the Company has adopted the NAREIT (National Association of Real Estate Investment Trusts) definition, adding back real estate depreciation expense to net income. No other adjustments were required by the Company. FFO has increased to $847,000 (60 cents per share) in 1996, compared to $827,000 (58 cents per share) in 1995 and $768,000 (54 cents per share) in 1994.

    LIQUIDITY AND CAPITAL RESOURCES

    Proceeds from equity offerings and long-term mortgage financing have been the principal sources of capital to fund the Company's property acquisitions. Cash flow from operations has been the principal source of capital to fund ongoing operations. Cash and cash equivalents and marketable securities at December 31, 1996 aggregated $737,654 compared with $838,091 at December 31, 1995, and $1,130,864 at December 31, 1994. The Company anticipates that it will have sufficient cash to meet its various cash requirements, including the payment of debt service obligations and dividends in 1997.

    The Company declared dividends of $.50 per share to its shareholders in 1996 and 1995, and $.85 per share in 1994. To the extent that dividends are paid in excess of net income plus amortization and depreciation, and cash is not generated through borrowings or sale of equity, the Company's liquidity will be adversely affected. In early 1995, the Company established a dividend policy of basing future distributions on projected funds from operations. The Company anticipates paying annual dividends of $.50 per share during 1997 if no additional properties are purchased. Operating cash flows are expected to increase due to future growth in rental revenues and from any property acquired in the future.

    The ability of the Company to acquire additional properties is dependent upon obtaining additional equity capital through the issuance and sale of Common Stock or other securities as well as obtaining acceptable mortgage financing on its properties and properties to be acquired. Whether the Company will be able to procure the necessary financing will depend upon the prevailing market for the Company's Common Stock, interest rates and the lending market for real estate generally. There is no assurance that the Company will be able to raise additional capital on terms satisfactory to the Company.

    The leases require the tenants to pay all costs associated with the Company's properties, including most capital expenditures for repairs and improvements. Consequently, it is not expected that the Company will be required to incur any significant capital expenditures in connection with the maintenance of its properties or any properties acquired in the future.

ITEM 7. FINANCIAL STATEMENTS

    Financial Statements required by this Item can be found beginning on page F-2 of this Form 10-KSB and are deemed incorporated herein by reference.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    Not applicable.

                                    PART III

    Pursuant to instruction E(3) to Form 10-KSB, the information required by
Part III (Items 9, 10, 11, and 12) is hereby incorporated by reference to the materials contained in "Election of Directors"; "Executive Officers and Compensation"; "Certain Transactions" and "Security Ownership of Certain Beneficial Owners and Management", contained in the Company's definitive proxy materials to be filed with the Commission within 120 days of December 31, 1996.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

    (a) The following documents are filed as part of this Form 10-KSB:

    1. FINANCIAL STATEMENTS. Audited balance sheets as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 are filed as part of this Form 10-KSB. See Index to Financial Statements on Page F-1.

    2. EXHIBITS. Refer to the Exhibit Index that follows.

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                         TITLE                                       METHOD OF FILING
-----------------  ------------------------------------------------------------------------------  -----------------
          3.1      Restated Articles of Incorporation of the Company, as amended                          (1)

          3.2      Bylaws of the Company                                                                  (1)

          3.3      Bylaws of the Company as amended June 15, 1993                                         (5)

         10.1      Amendment of Advisory Agreement (Amended as of September 11, 1992)                     (2)

         10.2      Amended Advisory Agreement (Amended as of October 1, 1991)                             (1)

         10.5      Amended Form of Directors' Warrant                                                     (1)

         10.6      Executed Indianapolis Purchase Agreement together with Exhibits                        (1)

         10.7      Executed Amendment to Indianapolis Purchase Agreement                                  (1)

         10.8      Executed Plymouth Purchase Agreement together with Exhibits                            (1)

         10.9      Super Valu Guaranty                                                                    (1)

        10.11      Plymouth Property Appraisal                                                            (1)

        10.12      Indianapolis Property Appraisal                                                        (1)

        10.13      Promissory Note dated June 25, 1992 issued by Royale Investments, Inc. to
                   American United Life Insurance Company for $4.8 million                                (3)

        10.14      Guaranty Agreement dated June 25, 1992 between Super Valu Stores, Inc. and
                   Royale Investments, Inc.                                                               (3)

        10.15      Letter of Credit Agreement dated July 2, 1991 between Super Valu Stores, Inc.
                   and Goldmark, Inc.                                                                     (3)

        10.16      Indenture of Mortgage and Security Agreement with Assignment of Rents dated as of June 1, 1992 from Royale Investments, Inc. to American United Life
                   Insurance Company re: Indianapolis                                                     (3)

        10.17      Indenture of Mortgage and Security Agreement with Assignment of Rents and
                   Fixture Financing Statement dated as of June 1, 1992 from Royale Investments,
                   Inc. to American United Life Insurance Company                                         (3)

EXHIBIT NUMBER                                         TITLE                                       METHOD OF FILING
-----------------  ------------------------------------------------------------------------------  -----------------
        10.18      First Amendment to Lease between Super Valu Stores, Inc. and Innsbruck
                   Investments, Inc. dated June 25, 1992                                                  (3)

        10.19      Companion Lease dated June 25, 1992 by and between Royale Investments, Inc.
                   and Super Valu Stores, Inc.                                                            (3)

        10.20      First Amendment to Guaranty Agreement dated June 25, 1992                              (4)

        10.21      First Amendment to Companion Lease dated June 25, 1992                                 (4)

        10.22      First Amendment to Memorandum of Lease dated June 25, 1992                             (4)

        10.25      Executed Glendale Purchase Agreement dated August 31, 1993 with Exhibits               (6)

        10.26      Executed Glendale Lease with Malone & Hyde, Inc. dated October 1, 1993                 (6)

        10.27      Fleming Companies Guaranty dated September 27, 1993                                    (6)

        10.28      Glendale Property Appraisal dated August 17, 1993                                      (6)

        10.29      Executed Peru Purchase Agreement dated November 30, 1993 with Exhibits                 (6)

        10.30      Executed Peru Lease with Nash-Finch Company dated December 1, 1993                     (6)

        10.31      Peru Property Appraisal dated August 13, 1993                                          (6)

        10.32      Peru Mortgage and Assignment of Leases and Rents and Security Agreement and
                   Fixture Financing Statement dated December 17, 1993 from Royale Investments,
                   Inc. to Northern Life Insurance Company                                                (6)

        10.33      Peru Secured Lease Obligation Note due November 1, 2013 from Royale
                   Investments, Inc. to Northern Life Insurance Company dated December 17, 1993           (6)

        10.34      Peru Subordination, Non-Disturbances and Attornment Agreement dated November
                   30, 1993                                                                               (6)

        10.35      Stock Option Plan for Directors                                                        (6)

        10.36      Form of Directors Stock Option                                                         (6)

        10.37      Executed Minot Purchase Agreement dated January 31, 1994, with Exhibits                (7)

        10.38      Executed Minot Lease with Nash Finch Company dated January 31, 1994                    (7)

        10.39      Minot Property Appraisal dated August 12, 1993                                         (7)

        10.40      Minot Mortgage and Security Agreement and Fixture and Financing Statement
                   dated January 31, 1994 from Royale Investments, Inc. to Northern Life
                   Insurance Company                                                                      (7)

        10.41      Minot Secured Lease Obligation Note due February 1, 2014, from Royale
                   Investments, Inc. to Northern Life Insurance Company dated January 31, 1994            (7)

        10.42      Minot Recognition Agreement dated January 31, 1994                                     (7)

EXHIBIT NUMBER                                         TITLE                                       METHOD OF FILING
-----------------  ------------------------------------------------------------------------------  -----------------
        10.43      Executed Oconomowoc Purchase Agreement dated November 30, 1993, with Exhibits          (7)

        10.44      Executed Oconomowoc Lease with Malone & Hyde, Inc. dated January 10,1994               (7)

        10.45      Fleming Companies, Inc. Guaranty dated January 10, 1994                                (7)

        10.46      Oconomowoc Property Appraisal dated October 26, 1993                                   (7)

        10.47      Oconomowoc Mortgage and Security Agreement dated June 6, 1994 from Royale
                   Investments, Inc. to Modern Woodmen of America                                         (7)

        10.48      Oconomowoc Mortgage Note dated June 6, 1994 issued by Royale Investments, Inc.
                   to Modern Woodmen of America for $1.8 million                                          (7)

        10.49      Amended and Restated Mortgage Note dated June 6, 1994 issued by Royale
                   Investments, Inc. to Modern Woodmen of America for $1.8 million                        (7)

        10.50      Executed Delafield Purchase Agreement dated March 11, 1994 with Exhibits               (7)

        10.51      Executed Delafield Lease with Malone & Hyde, Inc. dated March 11, 1994                 (7)

        10.52      Fleming Companies, Inc. Guaranty dated March 11, 1994                                  (7)

        10.53      Delafield Property Appraisal dated March 7, 1994                                       (7)

        10.54      Delafield Mortgage and Security Agreement dated November 28, 1994 from Royale
                   Investments, Inc. to Modern Woodmen of America                                         (7)

        10.55      Delafield Mortgage Note dated November 28, 1994 issued by Royale Investments,
                   Inc. to Modern Woodmen of America for $2 million                                       (7)

        10.56      Glendale Mortgage Note dated March 28, 1994 issued by Royale Investments, Inc.
                   to Firstar Bank Milwaukee, N.A.                                                        (7)

        10.57      Amended and Restated Royale Investments, Inc. REIT Advisory Agreement dated
                   November 22, 1995                                                                      (8)

        10.58      Assignment of Tenant's Interest in Lease and Assumption Agreement dated April
                   22, 1996, with Exhibits                                                          Filed Herewith

        10.59      Second Amendment of Lease between Royale Investments, Inc. and Wigest
                   Corporation, dated April 22, 1996                                                Filed Herewith

        10.60      Release of Mark Murphy Guaranty, dated April 22, 1996                            Filed Herewith

        10.61      Subordination Agreement, dated April 22, 1996                                    Filed Herewith

------------------------

(1) Incorporated by reference to the same numbered Exhibit to the Company's Registration Statement on Form S-11, File No. 33-43202.

(2) Incorporated by reference to the same Numbered Exhibit to the Company's Form 10-Q filed for the quarter ended September 30, 1992.

(3) Incorporated by reference to Exhibit Nos. 10.1-10.7 to the Company's Form 8 dated June 25, 1992.

(4) Incorporated by reference to Exhibit Nos. 10.20-10.22 to the Company's Form 10-K filed for the year ended December 31, 1992.

(5) Incorporated by reference to Exhibit No. 11.1 of the Company's Form 10-Q filed for the quarter ended June 30, 1993.

(6) Incorporated by reference to Exhibit Nos. 10.25-10.36 to the Company's Form 10-KSB filed for the year ended December 31, 1993.

(7) Incorporated by reference to Exhibit Nos. 10.37-10.56 to the Company's Form 10-KSB filed for the year ended December 31, 1994.

(8) Incorporated by reference to Exhibit No. 10.57 to the Company's Form 10-KSB filed for the year ended December 31, 1995.

(b) No reports on Form 8-K were filed during the last quarter of the period covered by this report.

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 28, 1997            ROYALE INVESTMENTS, INC.

                                By:              /s/ VERNON R. BECK
                                     -----------------------------------------
                                                   Vernon R. Beck
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                By:           /s/ KENNETH R. NEUBAUER
                                     -----------------------------------------
                                                Kenneth R. Neubauer
                                              CHIEF FINANCIAL OFFICER

    In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ VERNON R. BECK        President and Chief
------------------------------    Executive Officer and
        Vernon R. Beck            Director

      /s/ JOHN PARSINEN         Vice President, Secretary
------------------------------    and Director
        John Parsinen

      /s/ ORVIN J. HALL         Director
------------------------------
        Orvin J. Hall

     /s/ KURT SCHOENROCK        Director
------------------------------
       Kurt Schoenrock

     /s/ KENNETH D. WETHE       Director
------------------------------
       Kenneth D. Wethe

     /s/ ALLEN C. GEHRKE        Director
------------------------------
       Allen C. Gehrke

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                FORM 10-KSB/A-1

            /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996
                                       OR
          / / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
             FOR THE TRANSITION PERIOD FROM _________ TO _________

                         COMMISSION FILE NUMBER 0-20047

                            ROYALE INVESTMENTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   MINNESOTA                                       41-1691930
         (State or Other Jurisdiction                             (IRS Employer
               of Incorporation)                               Identification No.)

    3430 LIST PLACE, MINNEAPOLIS, MINNESOTA                           55416
   (Address of principal executive offices)                        (Zip Code)

        Registrant's telephone number, including area code: 612/920-4078

                            ------------------------

        Securities registered pursuant to Section 12(b) of the Act: NONE

          Securities registered pursuant to Section 12(g) of the Act:
                          COMMON STOCK, .01 PAR VALUE

    Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. / /

    State issuer's revenues for its most recent fiscal year: $2,509,548

    State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and ask prices of such stock, as of a specified date within 60 days. (SEE definition of affiliate in Rule 12b-2 of the Exchange Act): $7,100,000 AS OF MARCH 14, 1997

                   (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

    State the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date: 1,420,000 SHARES OF COMMON STOCK AS OF MARCH 14, 1997

                      DOCUMENTS INCORPORATED BY REFERENCE
                                      NONE

    Transitional Small Business Disclosure Format (check one) Yes / / No /X/

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    The following table sets forth certain information regarding the directors and executive officers of the Company.

NAME                                               AGE                         OFFICE                      DIRECTOR SINCE
---------------------------------------------      ---      ---------------------------------------------  ---------------
Vernon R. Beck...............................          55   President, Treasurer and Director                      1988
John Parsinen................................          54   Vice President, Secretary and Director                 1988
Orvin J. Hall................................          70   Director                                               1990
Kurt Schoenrock..............................          64   Director                                               1990
Kenneth D. Wethe.............................          55   Director                                               1990
Allen C. Gehrke..............................          62   Director                                               1995

    VERNON R. BECK is Chairman of the Board of Directors of the Company. Mr. Beck has served as President of the Company since 1988 and as President of Crown Advisors, Inc., the Company's advisor, since its inception in 1988. Since 1976, Mr. Beck has been President of Vernon Beck & Associates, Inc. a commercial mortgage banking and real estate development firm, which has developed and financed numerous commercial real estate projects. Mr. Beck is a former commercial loan officer with IDS Mortgage Corporation and senior analyst with Northwestern National Life Insurance Company. Mr. Beck is also Vice President of Enterprise Maintenance, LLC, a company which provides maintenance services to commercial buildings.

    JOHN PARSINEN has over 29 years of experience in commercial real estate. Mr. Parsinen has developed and owns various real estate projects. Mr. Parsinen has been a senior attorney at Parsinen Kaplan Levy Rosberg & Gotlieb, P.A. (Minneapolis, Minnesota) since it was formed in 1982. Mr. Parsinen specializes in commercial real estate and represents mortgage lenders, brokers, and developers in all types of residential and commercial transactions. Mr. Parsinen owns 50% of Guaranty Title, Inc., a Minneapolis-based real estate title insurance company. Mr. Parsinen was a general partner of Earle Brown Commons Limited Partnership II, which owned and operated an elderly housing facility in Brooklyn Center, MN. In 1994, the limited partnership initiated a Chapter 11 bankruptcy reorganization proceeding to restructure certain tax and debt obligations. The bankruptcy was dismissed in 1995 and the project was sold. Mr. Parsinen is Vice President of Crown Advisors, Inc., the Company's advisor, and also an owner of Enterprise Maintenance, LLC.

    ORVIN J. HALL has over 31 years of real estate experience. Mr. Hall is now retired from Towle Real Estate, a Minneapolis-based real estate management company. Mr. Hall has been a real estate sales associate for several agencies since 1980. Prior to that, Mr. Hall worked as Mortgage Branch Manager for Investors Diversified Services, Inc. for 14 years, Mortgage Underwriter at Northwestern National Life Insurance Company for five years and worked for five years at Equitable Life Assurance Society of the United States. Mr. Hall is a Member of the Appraisal Institute (MAI).

    KURT SCHOENROCK has over 31 years in real estate activities. Mr. Schoenrock is currently an officer and director of Suncoast Appraisers, a full line real estate appraisal and consulting firm in St. Petersburg, Florida. Prior to starting his own appraisal firm, Mr. Schoenrock, for approximately 20 years, was the senior real estate appraiser for Aid Association for Lutherans (AAL), the world's largest fraternal association with assets exceeding $3.5 billion. Mr. Schoenrock is a licensed real estate broker in the State of Florida. Mr. Schoenrock is a Member of the Appraisal Institute (MAI).

    KENNETH D. WETHE is a certified public accountant (CPA). He has a master's degree in business administration (MBA) from Pepperdine University and has over 26 years of experience in the group insurance and employee benefits area. Mr. Wethe is a Fellow of the Life Office Management Institute. Since 1990, Mr. Wethe has been the owner and principal officer of Wethe & Associates, a Dallas-based firm providing independent risk management, insurance and employee benefit services to school districts and governmental agencies. Since 1988, Mr. Wethe also has been a consultant to Robert W. Lazarus & Associates in the area of employee benefits.

    ALLEN C. GEHRKE has over 43 years of real estate construction and development experience. Mr. Gehrke is a private investor who retired from Fleming Companies, Inc., in 1995 after 35 years with the company. His most recent position with the Milwaukee division of Fleming was Senior Vice President of Corporate Development. His responsibilities included management of all company physical assets, market research, store design and construction, fixture purchasing and installation, lease negotiations and real estate financing. Prior to his employment with Fleming Companies, he was in the construction business for 7 years with Midwest Contractors and L.A. Construction Co. of Milwaukee. Mr. Gehrke is a former director of United Cerebral Palsy, Milwaukee Yacht Club, and Keep Greater Milwaukee Beautiful.

              SECTION 16(A) BENEFICIAL OWNERSHIP REPORT COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file reports of changes in beneficial ownership of the Company's common stock with the Securities and Exchange Commission. Based on information provided to the Company, the Company is not aware of any executive officer or director of the Company who failed to timely file any report required to be filed.

ITEM 10. EXECUTIVE COMPENSATION

    No individual officer of the Company was paid any cash or other compensation for the years ended December 31, 1994, 1995 or 1996. Mr. Beck and Mr. Parsinen each received options to purchase 2,500 shares of Common Stock from the Company pursuant to the Company's Stock Option Plan for Directors during the year ended December 31, 1996. The options become exercisable May 20, 1997 at an option price of $5.625 per share. No officer of the Company has received options or warrants to purchase securities of the Company by reason of that person's position as an officer, and no options or warrants held by officers of the Company were exercised, adjusted or repriced in 1994, 1995 or 1996.

                         CERTAIN INFORMATION REGARDING
                     THE BOARD OF DIRECTORS AND COMMITTEES

    AUDIT COMMITTEE. The Company has a standing Audit Committee which currently consists of Kenneth D. Wethe (Chairman) and Orvin J. Hall. The Audit Committee reviews, recommends and reports to the board on (1) independent auditors, (2) the quality and effectiveness of internal controls, (3) engagement or discharge of the independent auditors, (4) professional services provided by the independent auditors, and (5) the review and approval of major changes in the Company's accounting principles and practices. During 1996, the Audit Committee held one meeting.

    The Board presently does not have a Compensation Committee and acts as its own Nominating Committee.

    During the year ended December 31, 1996, the Board of the Company held five regular meetings and four special meetings. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which they serve.

COMPENSATION OF DIRECTORS

    DIRECTORS' FEES AND EXPENSES.

    Directors who are not officers of the Company receive an annual fee of $3,000, plus $500 for each meeting (other than telephonic Board meetings) they attend. Directors incurring travel expenses in connection with their duties as directors of the Company are reimbursed in full. The total directors' fees and travel expense reimbursement in the year 1996 was approximately $18,000. Mr. Beck and Mr. Parsinen received no fees in connection with board meetings for 1996.

AUTOMATIC OPTION GRANTS

    Since 1993, the Company has maintained a Stock Option Plan for Directors. A total of 75,000 shares of the Company's common stock are reserved for issuance under this plan. Each director of the Company is eligible to participate in the plan. The plan provides that each director will receive, upon initial election or appointment, an option to purchase 2,500 shares of the Company's common stock at the then fair market value of the common stock. The plan also provides for the grant of an option to purchase an additional 2,500 shares of the Company's common stock upon each director's re-election to the Board. The options become exercisable in full one year after date of grant and expire ten years from the date of grant.

    The following table sets forth outstanding options granted to officers and directors of the Company under the Stock Option Plan for Directors:

                                                                                               EXERCISE
                                                                       NUMBER OF    VESTING      PRICE     EXPIRATION
NAME                                                                  SECURITIES     DATE      PER SHARE      DATE
--------------------------------------------------------------------  -----------  ---------  -----------  -----------

Vernon R. Beck......................................................       2,500     5-24-94   $    9.50      5-24-03
                                                                           2,500     5-16-95        9.87      5-16-04
                                                                           2,500     5-15-96        5.38      5-15-05
                                                                           2,500     5-20-97        5.63      5-20-06

John Parsinen.......................................................       2,500     5-24-94        9.50      5-24-03
                                                                           2,500     5-16-95        9.87      5-16-04
                                                                           2,500     5-15-96        5.38      5-15-05
                                                                           2,500     5-20-97        5.63      5-20-06

Kenneth D. Wethe....................................................       2,500     5-24-94        9.50      5-24-03
                                                                           2,500     5-16-95        9.87      5-16-04
                                                                           2,500     5-15-96        5.38      5-15-05
                                                                           2,500     5-20-97        5.63      5-20-06

Orvin J. Hall.......................................................       2,500     5-24-94        9.50      5-24-03
                                                                           2,500     5-16-95        9.87      5-16-04
                                                                           2,500     5-15-96        5.38      5-15-05
                                                                           2,500     5-20-97        5.63      5-20-06

Kurt Schoenrock.....................................................       2,500     5-24-94        9.50      5-24-03
                                                                           2,500     5-16-95        9.87      5-16-04
                                                                           2,500     5-15-96        5.38      5-15-05
                                                                           2,500     5-20-97        5.63      5-20-06

Allen C. Gehrke.....................................................       2,500     5-15-96        5.38      5-15-05
                                                                           2,500     5-20-97        5.63      5-20-06

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 31, 1997, relating to the number of shares of Common Stock beneficially owned by each director and by all executive officers and directors as a group. The Company is not aware of any beneficial owner of more than five percent (5%) of the outstanding shares of the Company's common stock.

                             SHARES OF COMMON STOCK

                                                                                           BENEFICIALLY OWNED
                                                                                        ------------------------

DIRECTORS AND OFFICERS                                                                   NUMBER(1)     PERCENT
--------------------------------------------------------------------------------------  -----------  -----------

Vernon R. Beck........................................................................      23,116(  (3)        1.6%

John Parsinen.........................................................................      20,687(  (3)        1.5%

Orvin J. Hall.........................................................................       7,500(  (4)          *

Kurt Schoenrock.......................................................................       7,606(  (4)          *

Kenneth D. Wethe......................................................................       7,724(  (4)          *

Allen C. Gehrke.......................................................................       2,750(  (5)          *

All executives, officers and directors as a group (seven individuals).................      69,726(6)        4.9%

------------------------

*   Less than one percent (1%)

(1) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares.

(2) Includes fifty percent of the 26,374 shares of Common Stock owned by Crown Advisors, Inc., the Company's Advisor, which is owned equally by Messrs. Beck and Parsinen. See "Certain Transactions and Related Transactions."

(3) Does not include 2,500 shares of Common Stock issuable upon exercise of options granted in 1996 under the Company's Stock Option Plan for Directors as they are not presently exercisable.

(4) Includes 7,500 shares of common stock issuable upon exercise of presently exercisable options.

(5) Includes 2,500 shares of common stock issuable upon exercise of presently exercisable options.

(6) Includes 40,000 shares of common stock issuable upon exercise of presently exercisable options.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Effective December 23, 1991, the Company issued five-year warrants to each of Vernon R. Beck, John Parsinen, Orvin J. Hall, Kurt Schoenrock and Kenneth D. Wethe to purchase 10,000, 10,000, 2,500, 2,500 and 2,500 shares of Common Stock, respectively, at a purchase price of $10 per share. These warrants expired on December 23, 1996. Options to purchase 2,500 shares of Common Stock were also granted to the Company's directors in 1993, 1994, 1995 and 1996 under the Company's Stock Option Plan for Directors. These options expire ten years after their issue date. See the table under "CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES".

    Subject to the supervision of the Company's Board of Directors, the business of the Company is managed by the Advisor, which provides investment advisory and administrative services to the Company.

The Advisor is owned by John Parsinen and Vernon R. Beck, officers and directors of the Company. As of March 31, 1997, the Advisor employed three persons on a full-time basis.

    Pursuant to an advisory agreement, the Company must pay the Advisor certain advisory fees, expenses and performance fees, as defined in the agreement and a 3% fee for each real estate acquisition or disposition. For each of the years ended December 31, 1996 and 1995, the advisory fee was $250,000. For the year ended December 31, 1994, the advisory fee was $240,000 and the acquisition fee was $271,000. There have been no performance fees in any of the above years.

    Upon termination of the advisory agreement, the Company must pay a fee equal to 3% of the invested real estate assets plus 25% of the increase in value of invested real estate assets from the date of acquisition to the date of termination.

    Parsinen Kaplan Levy Rosberg & Gotlieb, P.A. was compensated for legal services provided to the Company in connection with the 1991 initial public offering of its Common Stock and the acquisition of the Company's properties in 1992, 1993 and 1994. The firm continues to provide legal services to the Company, and incurred legal fees of $9,000 in 1996 and $0 in 1995. John Parsinen is an officer, director and shareholder of Parsinen Kaplan Levy Rosberg & Gotlieb, P.A.

    See also Item 10.

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                ROYALE INVESTMENTS, INC.

                                By:              /s/ VERNON R. BECK
                                     -----------------------------------------
                                                   Vernon R. Beck
                                                   PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

Date: May 16, 1997